Exhibit 99.1

Press Release

TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1900 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

Tidewater Announces Agreement to Acquire Troms Offshore Supply AS

NEW ORLEANS, May 14, 2013–Tidewater Inc. (NYSE: TDW), through a wholly-owned subsidiary, has entered into an agreement with HitecVision to purchase Troms Offshore Supply AS (“Troms Offshore”) for approximately $395 million. The acquisition of Troms Offshore, headquartered in Tromsø, Norway, will expand Tidewater’s global footprint into the Norwegian sector of the North Sea and supplement Tidewater’s experience and vessel fleet operating in harsh environments, including cold climates. The Troms Offshore-owned fleet is expected to include five large, modern and technically-advanced deepwater Platform Supply Vessels (PSVs) at closing. In addition, Troms Offshore has one additional deepwater PSV under construction at the VARD Aukra yard in Møre og Romsdal, Norway and an option to build a seventh vessel.

“We are committed to effectively serving our customers on a global basis and meeting their evolving needs, especially in challenging environments. We believe that the Troms Offshore management team, shore-based employees, mariners and fleet will help us deliver on that service commitment,” said Jeffrey M. Platt, President, CEO and Director of Tidewater Inc. “Troms Offshore’s expertise, relationships and location in Northern Norway provides Tidewater with a unique entry point into the Norwegian sector of the North Sea and cold water markets, including the Barents Sea, Greenland and Eastern Canada. We look forward to the Troms Offshore team supplementing our presence in these markets and helping us to meet growing requirements from customers. We will bring Tidewater’s technical, financial and other resources to help expand the existing business with an expectation to grow the number of employees and vessels servicing these markets.”

“We are very much looking forward to joining the Tidewater group,” said Mårten Lunde, Troms Offshore’s Chief Executive Officer. “Troms Offshore has built a strong business in Norway and the U.K. with modern vessels working in challenging conditions, including Arctic applications. This transaction is a recognition of the strategy, focus and competence provided by our staff at all levels across the fleet and onshore. At the same time, we are now at a stage where joining a truly global company with a worldwide customer base, resources and infrastructure will greatly expand our potential opportunities. “

The purchase price includes $150 million in cash and the assumption of approximately $245 million of combined Troms Offshore obligations, comprised of net interest-bearing debt and remaining installment payments on vessels under construction. The stock purchase agreement also contemplates possible additional cash consideration, the payment of which is contingent upon future financial results of Troms Offshore in 2014-2017.

The acquisition is expected to be completed in the second calendar quarter of 2013, subject to regulatory and other approvals, including the Norwegian Ministry of Industry and Trade.

Lazard acted as Tidewater’s financial advisor in the transaction.

Tidewater is the leading provider of larger Offshore Service Vessels (OSVs) to the global energy industry.

HitecVision is a leading investor in the international oil and gas industry, providing capital and competence to growth companies in Europe and North America. HitecVision manages four funds with a total committed capital of USD 3 billion and is headquartered in Stavanger with offices in Oslo and Houston.

CONTACT: Tidewater Inc., New Orleans

Quinn Fanning Executive Vice President and Chief Financial Officer

504-566-4502

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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